Exhibit 99

  Luby's Announces Second Quarter Profit -- Company Posts Increased
          Same-Store Sales, Debt Reduction in Second Quarter

    HOUSTON--(BUSINESS WIRE)--March 29, 2005--Luby's, Inc. (NYSE:LUB) today announced its results of operations for the second quarter of fiscal 2005, which ended February 9, 2005. Same-store sales increased 5.6% over the comparable prior year period and the Company posted a net income of $2.6 million for the quarter compared to a net loss of $5.0 million for the comparable period last year. The Company paid down its senior debt by $2.1 million during the second quarter.
    "The second quarter was a healthy quarter for Luby's," said Chris Pappas, President and CEO. "Same-store sales increased throughout the quarter, driven by sales during the holiday season and the continued success of our combination meals. This increase is especially significant given the year-over-year same-store sales increases posted during the second quarter last year."
    During the second quarter, sales increased 5.6%, from $69.1 million in the second quarter of fiscal 2004 to $73.0 million in the second quarter of this year. All of the Company's sales during the second quarter were characterized as same-store sales. Total prime costs of food and labor as a percent of sales improved from 54.7% in the comparable period last year to 53.0% in the second quarter of this year. This was a result of a decline in labor costs as a percent of sales, down from 27.8% in the comparable period last year to 26.1% in the second quarter of this year. Food cost as a percent of sales stayed flat at 26.9% of sales. The Company posted a net income of $2.6 million, or 12 cents a share, for the second quarter of 2005. That compares with a net loss of $5.0 million, or 22 cents a share, in the comparable period last year.
    "In addition to our same-store sales increases, Luby's benefited from lower costs in a number of areas, helping us secure a profit for the second quarter. With the store closures outlined under the March 2003 business plan substantially complete and the sales of properties continuing at a good pace, we are benefiting from much lower costs associated with asset impairments and discontinued operations. Plus, with the refinancing of our debt and the subsequent pay-downs, we have lowered our interest expense," continued Pappas. "I am proud of what we have accomplished during the past year -- none of which would have been possible without the hard work of all of our employees throughout the Luby's organization."
    Occupancy and other operating costs were $22.3 million in the second quarter of this year compared to $21.4 million in the comparable period last year, an increase of approximately $900,000. Most of this increase was due to larger advertising expense this year associated with the Company's increased television advertising campaign. The Company also experienced higher utility costs due to a more expensive commodity market. General and administrative expenses were lower than the comparable prior year period by approximately $384,000, due in part to lower consulting fees. Depreciation was lower by approximately $236,000, a result of a reduction in the depreciable base of the Company's property, plant and equipment. Interest expense was lower by $1.1 million due to the lower debt levels and a lower effective interest rate associated with the debt refinancing completed in June 2004.
    Luby's senior debt decreased by $2.1 million during the second quarter. This was a result of $6.1 million in reductions to the Company's term debt using proceeds from sales of closed restaurant properties. This decrease was partially offset by an increase in the Company's revolving line of credit from $28.0 million to $32.0 million, the proceeds of which the Company used to pay its property taxes. Property taxes in Texas, where the vast majority of the Company's real estate holdings are located, were due in January.
    With respect to continuing operations, asset impairments and restaurant closings declined by $842,000 in the second quarter of 2005 compared with the second quarter of 2004. For other income (loss), net, the Company posted an income of $243,000 in the second quarter of this year, compared to an income of $302,000 in the comparable period last year. Second quarter 2005 costs relating to the relocation of the Luby's corporate headquarters from San Antonio to Houston, which was completed in early December, were approximately $308,000. Luby's reported an income from continuing operations of $2.4 million and a net income of $2.6 million for the second quarter of 2005. This compares to a loss from continuing operations of $1.9 million and a net loss of $5.0 million for the comparable period last year. From an EBITDA standpoint, the Company posted $7.3 million in EBITDA in the second quarter of 2005 compared to $5.1 million in EBITDA in the comparable period last year.
    Year-to-date, Luby's posted sales of $142.6 million for the first two quarters of fiscal 2005, compared to $135.8 million for the comparable period in fiscal 2004. This represents an increase of 4.9%. Food cost for the first two quarters of fiscal 2005 were 27.4% of sales, compared to 27.0% of sales in the comparable period last year. Labor costs were 26.5% in the first two quarters of this year compared to 27.9% in the comparable period last year. The Company posted a net income of $1.6 million for the first two quarters of fiscal 2005 compared to a net loss of $9.4 million for the first two quarters of fiscal 2004, an improvement of $11 million.
    As previously reported, the Company completed a review in March 2005 of its historical lease accounting methods to determine whether these methods were in accordance with the views expressed by the Office of the Chief Accounting of the SEC on February 7, 2005, in a letter to the American Institute of Certified Public Accountants and other recent interpretations regarding certain operating lease accounting issues and their application under GAAP. The Company has historically recognized scheduled rent increases as they occurred over the lease term. The Company has determined that rent expense should be recorded on a straight-line basis over the lease term and that the lease term should commence on the date the Company takes possession of the leased space, which is generally six months prior to a store's opening date. Additionally, the Company has determined that rent expense should be recorded on a straight-line basis over lease periods that are consistent with or greater than the number of periods over which depreciation of leasehold improvements in recorded. Historically, the life used for rent expense purposes in some instances was not consistent with the life used for depreciation purposes. As a result, the Company restated its previously issued unaudited consolidated financial statements for the first quarter of fiscal year 2005 and its audited consolidated financial statements for the fiscal years 2004, 2003, and 2002.
    Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 133 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states. Luby's stock is traded on the New York Stock Exchange (symbol LUB). For more information about Luby's, visit the Company's website at www.lubys.com.
    The Company will hold its quarterly conference call with financial analysts to discuss second quarter results on Tuesday, March 29, 2005, at 11:00 a.m. (Central Time). Interested investors are invited to listen to the call by dialing 866-613-5217, PIN 6728836. A replay will be available approximately two hours following the call through April 5, 2005. The replay number is 866-453-6660; reference number 1599789.

    The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company. Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.
    Prior period results have been reclassified to show the retroactive effect of discontinued operations per the new business plan. Reclassification facilitates more meaningful comparability to the Company's current information. As stores are closed in the future and presented in discontinued operations, quarterly and annual financial statements, where applicable, will be reclassified for further comparability.



           Consolidated Statements of Operations (unaudited)
                 (In thousands except per share data)

                               Quarter Ended      Two Quarters Ended
                             Feb. 9,  Feb. 11,    Feb. 9,    Feb. 11,
                              2005      2004       2005        2004
                                     (Restated)             (Restated)
                            ------------------------------------------
                            (84 days) (84 days)  (168 days) (168 days)
SALES                       $72,953    $69,110   $142,565   $135,847
                            ------------------------------------------
COSTS AND EXPENSES:
  Cost of food               19,625     18,604     39,127     36,629
  Payroll and related costs  19,023     19,234     37,719     37,847
  Occupancy and other
   operating expenses        22,293     21,354     45,514     42,516
  Depreciation and
   amortization               3,605      3,841      7,177      7,736
  Relocation and voluntary
   severance costs              308          -        580          -
  General and administrative
   expenses                   4,701      5,085      8,783      9,712
  Provision for asset
   impairments and
    restaurant closings         221      1,063        221      1,339
                            ------------------------------------------
                             69,776     69,181    139,121    135,779
                            ------------------------------------------

INCOME (LOSS) FROM
 OPERATIONS                   3,177        (71 )    3,444         68
  Interest expense             (976 )   (2,104 )   (1,662 )   (4,377 )
  Other income, net             243        302        190        493
                            ------------------------------------------
Income (loss) from
 continuing operations
  before income taxes         2,444     (1,873 )    1,972    (3, 816 )
  Provision (benefit) for
   income taxes                   -          -          -          -
                            ------------------------------------------
Income (loss) from
 continuing operations        2,444     (1,873 )    1,972     (3,816 )
  Discontinued operations,
   net of taxes                 183     (3,156 )     (368 )   (5,546 )
                            ------------------------------------------
NET INCOME (LOSS)           $ 2,627    $(5,029 ) $  1,604   $ (9,362 )
                            ==========================================


Income (loss) per share -
 before discontinued
  operations - basic        $  0.11    $ (0.08 ) $   0.09   $  (0.17 )
             - assuming
               dilution(a)     0.09      (0.08 )     0.07      (0.17 )
                            ==========================================


Income (loss) per share -
 from discontinued
  operations - basic        $  0.01    $ (0.14 ) $  (0.02 ) $  (0.25 )
             - assuming
               dilution(a)     0.01      (0.14 )    (0.01 )    (0.25 )
                            ==========================================


Net income (loss) per share
             - basic        $  0.12    $ (0.22 ) $   0.07   $  (0.42 )
             - assuming
               dilution(a)     0.10      (0.22 )     0.06      (0.42 )
                            ==========================================


Weighted average shares
 outstanding:
             - basic         22,609     22,470     22,551     22,470
             - assuming
              dilution       26,533     22,470     26,558     22,470

(a) In loss periods, earnings per share assuming dilution equals basic earnings per share since potentially dilutive securities are antidilutive



                      Consolidated Balance Sheets
                            (In thousands)

                                                Feb. 9,    Aug. 25,
                                                  2005       2004
                                                          (Restated)
                                               -----------------------
                                               (Unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents                    $   3,813   $   1,211
  Short-term investments                           6,588       4,384
  Trade accounts and other receivables, net          486         101
  Food and supply inventories                      2,025       2,092
  Prepaid expenses                                 1,449       1,028
  Deferred income taxes                              296       1,073
                                               -----------------------
      Total current assets                        14,657       9,889
Property, plant, and equipment - net             189,845     194,042
Property held for sale                            17,028      24,594
Investments and other assets                       3,065       3,756
                                               -----------------------
Total assets                                   $ 224,595   $ 232,281
                                               =======================



LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                             $  13,533   $  15,888
  Accrued expenses and other liabilities          16,287      18,006
                                               -----------------------
      Total current liabilities                   29,820      33,894
Credit facility debt                              32,000      28,000
Term debt                                         14,560      23,470
Convertible subordinated notes, net-related
 party                                             1,927       2,091
Other liabilities                                  9,475       9,715
Deferred income taxes                              4,487       5,061
Reserve for restaurant closings                      500         500
Commitments and contingencies                          -           -
                                               -----------------------
      Total liabilities                           92,769     102,731
                                               -----------------------

SHAREHOLDERS' EQUITY
  Common stock, $.32 par value; authorized
   100,000,000 shares, issued 27,534,067
   shares at February 9, 2005 and 27,410,567
   shares at August 25, 2004, respectively         8,811       8,771
  Paid-in capital                                 43,541      43,564
  Retained earnings                              183,590     181,986
  Less cost of treasury stock,  4,902,209
   shares at February 9, 2005 and 4,933,063
   shares at August 25, 2004 in 2004            (104,116)   (104,771)
                                               -----------------------
      Total shareholders' equity                 131,826     129,550
                                               -----------------------
  Total liabilities and shareholders' equity   $ 224,595   $ 232,281
                                               =======================


    The Company's operating performance is evaluated using several measures. One of those measures, EBITDA, is a non-GAAP financial measure that is derived from the Company's Income (Loss) From Operations, which is a GAAP measurement. EBITDA has historically been used by the Company's lenders to measure compliance with certain financial debt covenants and the Company believes that EBITDA provides a meaningful measure of liquidity, providing additional information regarding the Company's cash earnings from ongoing operations and the Company's ability to service its long-term debt and other fixed obligations. The Company's senior debt agreements define EBITDA as the consolidated income (loss) from operations set forth in the Company's consolidated statements of operations before depreciation, amortization, other noncash expenses, interest expense, taxes, noncash income and extraordinary gains or losses, and other nonrecurring items of income or expense as approved by the required lenders.
    The following table reconciles the Company's non-GAAP financial measure, EBITDA, with Income (Loss) from Operations, prepared in accordance with GAAP.


                                   Quarter Ended   Two Quarters Ended
                                --------------------------------------
                                  Feb. 9, Feb. 11, Feb. 9,  Feb. 11,
                                   2005     2004    2005      2004
                                --------------------------------------
                                (84 days)(84 days)(168 days)(168 days)
                                             (In thousands)
Income (loss) from operations     $3,177   $  (71 ) $ 3,444    $   68
Plus excluded items:
   Provision for (reversal of)
    asset impairments and
   restaurant closings               221    1,063       221     1,339
   Relocation and voluntary
    severance costs                  308        -       580         -
   Depreciation and amortization   3,605    3,841     7,177     7,736
   Noncash executive compensation
    expense                            -      294         -       588
                                --------------------------------------
EBITDA                            $7,311   $5,127   $11,422    $9,731
                                ======================================


    While the Company and many in the financial community consider EBITDA to be an important measure of operating performance, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles, such as operating income, net income and cash flow from operating activities. In addition, the Company's definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies.

    CONTACT: Luby's, Inc.
             Adam Carter, 713-329-6808